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                                18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (914) 986-2206


                          ___________________________



                             PROXY STATEMENT FOR THE
                       1999 ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 20, 1999


                               GENERAL INFORMATION


GENERAL

         This Proxy Statement and accompanying Proxy Card are being mailed to shareholders of Warwick Community Bancorp, Inc. ("Company") on or about March 19, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on April 20, 1999 at 9:30 a.m., Eastern time, and at any adjournment or postponement thereof ("Annual Meeting").

         On December 23, 1997, The Warwick Savings Bank ("Bank") completed its conversion from a New York State mutual savings bank to a New York State stock savings bank ("Conversion"). The Company, a Delaware corporation, operates as a bank holding company for the Bank, its wholly owned subsidiary. On July 21, 1998, the Company changed its fiscal year from the twelve-month period ending May 31st to the twelve-month period ending December 31st. Due to this change in the Company's fiscal year, certain information presented in this Proxy Statement is measured through the seven-month transition period ended December 31, 1998.


RECORD DATE AND VOTING RIGHTS

         The Board of Directors of the Company has fixed the close of business on March 3, 1999 as the record date ("Record Date") for the determination of the holders of the Company's issued and outstanding common stock, par value $.01 per share ("Common Stock"), entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 6,276,221 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum thereat.

         Each holder of shares of Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record (except for Excess Shares, if any, as defined below) upon each matter to be voted upon at the Annual Meeting. As provided in the Company's Certificate of Incorporation, if any person beneficially owns, directly or indirectly, shares of Common Stock in excess of 10% of the then issued and outstanding shares of Common Stock, all such shares beneficially owned by such person in excess of the 10% threshold shall be deemed to be "Excess Shares," and the holder thereof shall be entitled to cast only one one-hundredth (1/100) of a vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as persons acting in concert with such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to interpret and apply the provisions of the Certificate of Incorporation governing Excess Shares and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with such provisions and
(ii) to demand that any person who is reasonably believed to beneficially own Excess Shares supply information to the Company to enable the Board of Directors to implement and apply such provisions.

         If the enclosed Proxy Card is properly executed and received by the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE GIVEN, EXECUTED PROXIES WILL BE VOTED FOR ELECTION OF EACH OF THE THREE NOMINEES FOR DIRECTOR AND FOR EACH OF THE OTHER PROPOSALS IDENTIFIED IN THE NOTICE OF THE 1999 ANNUAL MEETING.


VOTE REQUIRED

         Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of directors. Approval of Proposals Two, Three and Four each require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon. ACCORDINGLY, SHARES AS TO WHICH THE "ABSTAIN" BOX HAS BEEN SELECTED ON THE PROXY CARD WITH RESPECT TO PROPOSALS TWO, THREE AND FOUR WILL BE COUNTED AS PRESENT AND ENTITLED TO VOTE AND WILL HAVE THE EFFECT OF A VOTE AGAINST THOSE PROPOSALS. IN CONTRAST, SHARES UNDERLYING BROKER NON-VOTES WILL NOT BE COUNTED AS PRESENT AND ENTITLED TO VOTE AND WILL HAVE NO EFFECT ON THE VOTE FOR SUCH PROPOSALS.


REVOCABILITY OF PROXIES

         The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time before it is voted by (i) filing a written notice of revocation with the Corporate Secretary of the Company prior to the Annual Meeting, (ii) delivering to the Corporate Secretary prior to the Annual Meeting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting, filing a written notice of revocation with the secretary of the Annual Meeting and voting in person.

         IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED TO THE ANNUAL MEETING AND TO VOTE AT THE ANNUAL MEETING. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of the Company.


SOLICITATION OF PROXIES

         The Company will bear the costs of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Kissel-Blake Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $2,500, plus out-of-pocket expenses. Proxies may also be solicited personally, by telephone, facsimile or other means by directors, officers and employees of the Company or its subsidiaries, without additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of February 28, 1999. Other than those persons listed below, the Company is not aware of any person who is the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of February 28, 1999. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission ("SEC") and with the Company pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). For purposes of the following table and the table set forth under "Stock Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to "beneficially own" any shares of Common Stock (a) over which such person has, directly or indirectly, sole or shared voting or investment power or (b) of which such person has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, at any time within 60 days after February 28, 1999. As used herein, "voting power" includes the power to vote, or direct the voting of, such shares, and "investment power" includes the power to dispose, or direct the disposition of, such shares.


                                                     AMOUNT AND NATURE        PERCENT OF
 TITLE OF CLASS          NAME AND ADDRESS OF           OF BENEFICIAL         COMMON STOCK
  OF SECURITY             BENEFICIAL OWNER               OWNERSHIP          OUTSTANDING(5)
--------------- -----------------------------------  ------------------     --------------

Common Stock    Warwick Community Bancorp, Inc.          528,523(1)              8.4%
                Employee Stock Ownership Plan and
                Trust ("ESOP")
                18 Oakland Avenue
                Warwick, New York 10990-0591

Common Stock    Wellington Management Company, LLP       496,300(2)              7.9%
                75 State Street
                Boston, Massachusetts 02109

Common Stock    Kahn Brothers & Co., Inc.                491,112(3)              7.8%
                555 Madison Avenue, 22nd Floor
                New York, New York 10022

                Salomon Smith Barney Inc.
                388 Greenwich Street
Common Stock    New York, New York 10013                 355,105(4)              5.7%

_______________________


(1) The ESOP is administered by the Bank as Plan Administrator and by a committee established pursuant to the ESOP ("ESOP Committee"). The assets of the ESOP are held in a trust ("ESOP Trust") for which Marine Midland Bank serves as trustee ("ESOP Trustee"). The ESOP Trust purchased such shares following the Bank's Conversion with funds borrowed from the Company. The Common Stock acquired by the ESOP is released from a suspense account and allocated annually to the accounts of participants based upon the contributions made to the ESOP by the Company. The ESOP Committee may instruct the ESOP Trustee regarding investment of assets held in the ESOP Trust. The ESOP Trustee generally votes all allocated shares held in the ESOP Trust in accordance with the instructions of participants. As of December 31, 1998, 83,840 of the 528,523 shares were allocated to participants. Pursuant to the terms of the ESOP, unallocated shares are generally voted by the ESOP Trustee in a manner calculated to most accurately reflect the voting instructions received from participants regarding the allocated shares so long as such vote is in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

                                              (footnotes continued on next page)

(2) Based on information in a Schedule 13G, dated February 9, 1999, filed on behalf of Wellington Management Company, LLP ("WMC"). WMC has shared voting power over 450,600 shares and shared dispositive power over all of the shares shown.

(3) Based on information in a Schedule 13G, dated February 12, 1999, filed on behalf of Kahn Brothers & Co., Inc. ("Kahn"). Kahn has shared voting and shared dispositive power over all of the shares shown.

(4) Based on information in a Schedule 13G, dated February 12, 1999, filed on behalf of Salomon Smith Barney Inc. ("SSB"), a New York corporation, Salomon Brothers Holding Company Inc. ("SBHC"), a Delaware corporation which is the sole stockholder of SSB, Salomon Smith Barney Holdings Inc. ("SSBH"), a Delaware corporation which is the sole stockholder of SBHC, and Citigroup Inc. ("Citigroup"), a Delaware corporation which is the sole stockholder of SSBH. SSB, SSHC, SSBH and Citigroup have shared voting and shared dispositive power over all of the shares shown.

(5) Percentages have been calculated on the basis of 6,276,221 shares of Common Stock, the number of shares of Common Stock outstanding as of February 28, 1999.


STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the shares of Common Stock beneficially owned by each director of the Company, by each executive officer of the Company identified in the Summary Compensation Table included on page 14 of this Proxy Statement and by all directors and executive officers of the Company or the Bank as a group as of February 28, 1999. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.


                                                              AMOUNT AND NATURE OF    PERCENT OF
                                                              BENEFICIAL-OWNERSHIP   COMMON-STOCK
             NAME                            TITLE(1)            (2)(3)(4)(5)(6)    OUTSTANDING(7)
-------------------------------- ---------------------------- --------------------  --------------

Timothy A. Dempsey               Chairman of the Board,              87,762             1.4%
                                 Chief Executive Officer
                                  and Director
Ronald J. Gentile                President, Chief Operating          73,447             1.2%
                                  Officer and Director
Frances M. Gorish                Director                            14,920               *
R. Michael Kennedy               Director                            44,920               *
Fred M. Knipp                    Director                            23,920               *
Emil R. Krahulik                 Director                            13,920               *
Thomas F. Lawrence, Jr.          Director                            10,920               *
Henry L. Nielsen, Jr.            Director                            27,920               *
John W. Sanford III              Director                            12,420               *
Robert N. Smith                  Director                            24,420               *
All directors and executive officers
as a group (15 persons)                                             492,823             7.8%

____________________________

*    Less than 1.0% of outstanding Common Stock.

(1)  Titles are for both the Company and the Bank.


                                              (footnotes continued on next page)

(2) The figures shown include shares held in trust pursuant to the ESOP that have been allocated as of December 31, 1998 to individual accounts of ESOP participants as follows: Mr. Dempsey, 1,929 shares; Mr. Gentile, 2,074 shares; and all executive officers as a group, 12,172 shares. Such persons have voting power (subject to the duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 444,683 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Dempsey, Gentile and Budich, Ms. Sobotor-Littell and Ms. Rudy) and each of the participants identified in the table may be deemed to share investment power, except in limited circumstances, thereby causing each such person to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee and the participants identified in the table disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP Committee or the participants identified in the table individually. See "Election of Directors-- Executive Compensation-- Employee Stock Ownership Plan and Trust."

(3) The figures shown include shares held pursuant to The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan") that have been allocated as of February 28, 1999 to individual accounts as follows: Mr. Dempsey, 406 shares; Mr. Gentile, 3,510 shares; and all executive officers as a group, 14,426 shares. Such persons have shared voting and investment power as to such shares. See "Election of Directors -- Executive Compensation -- 401(k) Plan."

(4) The figures shown include shares held under the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP"), over which each individual has sole voting but no investment power, as follows: Mr. Dempsey, 52,855 shares; Mr. Gentile, 36,998 shares; each of Mrs. Gorish and Messrs. Kennedy, Knipp, Krahulik, Lawrence, Nielsen, Sanford and Smith, 8,919 shares; and all directors and executive officers as a group, 240,480 shares. See "Election of Directors -- Executive Compensation-- Recognition and Retention Plan."

(5) The figures shown include shares held pursuant to the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") as to which each person identified has no voting power, but may be deemed to share investment power, as follows: Mr. Dempsey, 2,571 shares; Mr. Gentile, 864 shares; and all executive officers as a group, 3,435 shares. See "Election of Directors-- Executive Compensation-- Benefit Restoration Plan."

(6) The figures shown include shares over which individuals may be deemed to share voting and investment power (other than as disclosed in notes 2, 3, 4 and 5) as follows: Mr. Dempsey, 15,000 shares; Mr. Gentile, 15,000 shares; Mr. Kennedy, 17,000 shares; Mr. Knipp, 15,000 shares; Mr. Lawrence, 1,000 shares; Mr. Sanford, 2,500 shares; Mr. Smith, 5,500 shares; and all directors and executive officers as a group, 83,500 shares.

(7) Percentages with respect to each person or group of persons have been calculated on the basis of 6,276,221 shares of Common Stock, the number of shares of Common Stock outstanding as of February 28, 1999. No officer or director has the right to acquire beneficial ownership of additional shares of Common Stock within 60 days after February 28, 1999.



                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS


GENERAL

         The Certificate of Incorporation and By-Laws of the Company provide that the Board of Directors shall be divided into three classes. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are duly elected and qualified. Currently, the Board of Directors of the Company consists of 10 members.

         The terms of three directors expire at the Annual Meeting. Each of the three incumbent directors, Ronald J. Gentile, Emil R. Krahulik and Thomas F. Lawrence, Jr., has been nominated by the Board of Directors to be re-elected at the Annual Meeting, each to serve for a three-year term expiring at the 2002 Annual Meeting and until their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve, the proxies received in response to this solicitation that were voted in favor of such nominee will be voted for the election of such other person as shall be designated by the Board of Directors of the Company, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-Laws of the Company. In any event, proxies cannot be voted for a greater number of persons than the three nominees named.


INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the Annual Meeting. There are no arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director of the Company. For information with respect to security ownership of directors, see "General Information -- Stock Ownership of Management."


                                                                                            DIRECTOR
              NAME           AGE(1)   END OF TERM     POSITION HELD WITH THE COMPANY         SINCE(2)
--------------------------  -------   ------------    ------------------------------        ---------

NOMINEES FOR A THREE-YEAR
  TERM EXPIRING IN 2002

Ronald J. Gentile              49         1999        President, Chief Operating Officer       1990
                                                        and Director
Emil R. Krahulik               65         1999        Director                                 1984
Thomas F. Lawrence, Jr.        71         1999        Director                                 1965

CONTINUING DIRECTORS

Timothy A. Dempsey             65         2001        Chairman Of The Board, Chief             1974
                                                         Executive Officer and Director
Frances M. Gorish              71         2000        Director                                 1979
R. Michael Kennedy             47         2000        Director                                 1997
Fred M. Knipp                  68         2001        Director                                 1992
Henry L. Nielsen, Jr.          72         2001        Director                                 1962
John W. Sanford Iii            62         2000        Director                                 1986
Robert N. Smith                49         2000        Director                                 1994

__________________________


(1)  At February 28, 1999.

(2) Includes terms as trustee of the Bank and of predecessor affiliated institutions prior to the incorporation of the Company on September 10, 1997.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS

         RONALD J. GENTILE serves as the President and Chief Operating Officer and a director of the Company and the Bank. Mr. Gentile joined the Bank and has been a director since 1990. In addition, he serves as Vice President of the Bank's wholly owned subsidiaries, including Warsave Development, Inc. ("Warsave"), WSB Financial Services, Inc. ("WSB Financial") and WSB Mortgage Company of New Jersey, Inc. ("WSB Mortgage"). He also serves as Executive Vice President of The Warwick Savings Foundation ("Foundation"). Prior to joining the Bank, Mr. Gentile served as a senior bank examiner for the Federal Deposit Insurance Corporation. He is also a member of the board of directors of the TriState Health System, Inc. and Winslow Therapeutic Riding Unlimited, and a former President and member of the board of directors of the Warwick Valley Rotary Club.

         EMIL R. KRAHULIK has served as a director of the Bank since 1984. He is a partner in the law firm of Beattie & Krahulik and serves as the Bank's general counsel.

         THOMAS F. LAWRENCE, JR. has served as a director of the Bank since 1965. Mr. Lawrence, now retired, formerly served as President of Warwick Auto Co. He is also President of the Warwick Cemetery Association. Mr. Lawrence also serves as a director of Warsave, WSB Financial, WSB Mortgage and the Foundation. Mr. Lawrence is Nancy L. Sobotor-Littell's father.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
               VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.


CONTINUING DIRECTORS

         TIMOTHY A. DEMPSEY serves as the Chairman of the Board and Chief Executive Officer and a director of the Company and the Bank. Mr. Dempsey has been involved in the financial institutions industry for more than 45 years and has served as Chief Executive Officer of the Bank since 1985 and as a director since 1974. He also serves as President and Chief Executive Officer and a director of Warsave, WSB Financial and WSB Mortgage, and he serves as President and a director of the Foundation. In addition, he serves as a director of the Institutional Investors Capital Appreciation Fund, Inc., a director of the M.S.B. Fund Inc. and Chairman of the Orange County Water Authority.

         FRANCES M. GORISH joined the Bank in 1944 and has served as a director since 1979. Now retired, she served in various capacities for the Bank, most recently as Vice President and Corporate Secretary. In addition, she serves as treasurer of the Salvation Army, Lorena Abbott Service Unit, and as treasurer of the Florida Historical Society. Mrs. Gorish also serves as a director of Warsave, WSB Financial, WSB Mortgage and the Foundation.

         R. MICHAEL KENNEDY has served as a director of the Bank since 1997. Mr. Kennedy is a general partner and manager of various real estate companies, all managed through Kennedy Companies, Inc. He is also the general managing partner of the Fireplace Restaurant.

         FRED M. KNIPP has served as a director of the Bank since 1984. He is the President and Chief Executive Officer and a director of the Warwick Valley Telephone Company and a director of Centrex Communications Corporation.

         HENRY L. NIELSEN, JR. has served as a director of the Bank since 1962. He is the President of Nielsen Construction Co., Inc. and is a director of the Warwick Valley Telephone Company. He is also a trustee of the

Warwick Historical Society and the Warwick Cemetery Association. Mr. Nielsen also serves as a director of Warsave, WSB Financial and WSB Mortgage.

         JOHN W. SANFORD III has served as a director of the Bank since 1986. Mr. Sanford also serves as President of John W. Sanford & Son, Inc., an insurance agency, and is a partner in Maple Terrace Farms, a dairy beef business.

         ROBERT N. SMITH has served as a director of the Bank since 1994. Mr. Smith also serves as a director of the Foundation. He is currently the President of Lazear-Smith Funeral Homes, Inc. Mr. Smith is also sole proprietor of Smith and Gesell Associates, a bookkeeping and tax preparation service.


BOARD AND COMMITTEE MEETINGS

         The Board of Directors generally meets twice a month and may have additional special meetings from time to time. During the seven-month period ended December 31, 1998, the Board of Directors met 13 times. No current director attended fewer than 75% (except Mr. Dempsey, who, as a result of hospitalization in 1998, attended 71%) of the total number of Board meetings and committee meetings of which such director was a member.

         The Board of Directors of the Company maintains the following standing committees:

         The EXECUTIVE COMMITTEE currently consists of Mr. Dempsey, Mr. Nielsen, Mr. Lawrence, Mrs. Gorish, Mr. Krahulik and Mr. Sanford. The Executive Committee generally oversees the affairs of the Company, considers proposals from management in relation to the election of officers and makes recommendations to the Board regarding those individuals nominated to officer positions. The Executive Committee met 14 times during the seven-month period ended December 31, 1998.

         The AUDIT COMMITTEE currently consists of Mr. Sanford, Mr. Kennedy, Mr. Lawrence, Mrs. Gorish and Mr. Smith. The Audit Committee meets periodically with its independent certified public accountants to arrange the Company's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee also reviews and evaluates the procedures and performances of the Company's internal auditing staff. The Audit Committee met 2 times during the seven-month period ended December 31, 1998.

         The COMPENSATION COMMITTEE currently consists of Mrs. Gorish, Mr. Kennedy, Mr. Smith and Mr. Sanford. The Compensation Committee is responsible for overseeing the development, implementation and conduct of the Company's employment and personnel policies, notices and procedures, including the administration of the Company's and the Bank's compensation and benefit programs. The Compensation Committee met 4 times during the seven-month period ended December 31, 1998.

         The NOMINATING COMMITTEE consists of Messrs. Nielsen, Lawrence and Dempsey. The Nominating Committee recommends candidates for election to the Board of Directors. The Nominating Committee was formed as of January 1, 1999, and did not meet during the seven-month period ended December 31, 1998.


DIRECTORS' COMPENSATION

         FEE ARRANGEMENTS. Currently, each director of the Bank who is not an employee of the Bank or the Company receives a fee of $500 for each Board meeting attended and $250 for each committee meeting attended. In addition, the members of the Re-Inspection Committee of the Bank each receive an annual fee of $250.

Directors of the Company are not separately compensated for their services as such. In 1999, each non-employee director will also receive a $10,000 retainer, which will be paid quarterly.

         OPTION PLAN AND RRP. The Stock Option Plan of Warwick Community Bancorp, Inc. ("Option Plan") and the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP") were adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders at a special meeting held on June 24, 1998. On June 24, 1998, the effective date of the Option Plan, each non-officer director of the Company was granted a non-qualified stock option to purchase 19,819 shares of Common Stock. These options are scheduled to vest, that is, become exercisable, at a rate of 20% per year over a five-year period beginning on June 24, 1999 and will become immediately exercisable upon the director's death or disability. If the proposed amendments to the Option Plan are approved by shareholders at the Annual Meeting, these options will also become immediately exercisable upon the "retirement" of the director or a "change in control" of the Company, as such terms are defined in the Option Plan. See "Proposal Three."

         Similarly, on June 24, 1998, the effective date of the RRP, each non-officer director was awarded 8,919 shares of Common Stock. These awards are also scheduled to vest at a rate of 20% per year over a five-year period beginning on June 24, 1999 and will become 100% vested upon the director's death or disability. If the proposed amendments to the RRP are approved by shareholders at the Annual Meeting, 100% vesting will also occur upon the "retirement" of the director or a "change in control" of the Company, as such terms are defined in the RRP. See "Proposal Four."


EXECUTIVE OFFICERS

         The following individuals are the executive officers of the Company and have the titles set forth across from their names.


Name                           Positions Held with the Company
----                           -------------------------------

Timothy A. Dempsey             Chairman of the Board and Chief Executive Officer
Ronald J. Gentile              President and Chief Operating Officer
Arthur W. Budich               Senior Vice President, Treasurer and Chief Financial Officer
Laurence D. Haggerty           Senior Vice President
Donna M. Lyons                 Senior Vice President/Auditor
Barbara A. Rudy                Senior Vice President
Nancy L. Sobotor-Littell       Corporate Secretary and Director of Human Resources

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The Company has entered into employment agreements with certain of its executive officers which set forth the terms of their employment. See "-- Executive Compensation -- Employment Agreements."

         Biographical information of the executive officers of the Company who are not directors is set forth below.

         ARTHUR W. BUDICH, age 48, has served as the Senior Vice President, Treasurer and Chief Financial Officer of the Bank since 1992. He has been employed by the Bank in various capacities since 1986. He also serves as Treasurer of Warsave, WSB Financial and WSB Mortgage and as Vice President and Treasurer of the Foundation.

         LAURENCE D. HAGGERTY, age 55, has served as Senior Vice President in the Commercial Lending department of the Bank since joining the Bank in 1991.

         DONNA M. LYONS, age 43, has served as Senior Vice President of the Bank since 1992 and has served as Auditor of the Bank since joining the Bank in 1989.

         BARBARA A. RUDY, age 46, has served as a Senior Vice President of the Bank since 1991 and has served as Senior Vice President in the Mortgage Servicing department of the Bank since 1996. She has been employed by the Bank in various capacities since 1972.

         NANCY L. SOBOTOR-LITTELL, age 41, has served as the Corporate Secretary and Director of Human Resources of the Bank since 1988. She has been employed by the Bank in various capacities since 1975. In addition, she serves as Corporate Secretary of Warsave, WSB Financial and WSB Mortgage and as Secretary of the Foundation. Ms. Sobotor-Littell is Mr. Lawrence's daughter.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         THE FOLLOWING REPORT OF THE COMPANY'S COMPENSATION COMMITTEE IS PROVIDED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC. PURSUANT TO SUCH RULES AND REGULATIONS, THIS REPORT SHALL NOT BE DEEMED "SOLICITING MATERIAL" FILED WITH THE SEC SUBJECT TO REGULATION 14A OR 14C OF THE SEC OR SUBJECT TO SECTION 18 OF THE EXCHANGE ACT.

         Under the rules and regulations of the Securities and Exchange Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company's chief executive officer ("CEO") and other executive officers of the Company for the Company's last completed fiscal year. Compensation for the Company's CEO and other executive officers is generally determined on a calendar year basis, rather than a fiscal year basis. The Company recently changed its fiscal year end from May 31st to December 31st. Accordingly, the discussion below reflects decisions with respect to the compensation and benefits provided to the CEO and the other executive officers for calendar year 1998. Because the Company had no significant assets, liabilities or operations until December 23, 1997, the discussion below reflects the policies of the Compensation Committee (previously, the Budget Committee) of the Bank prior to such date and the Compensation Committee of the Company subsequent to such date.

         The Compensation Committee annually reviews and makes recommendations to the Board of Directors of the Company regarding the policies that govern executive compensation and stock ownership programs, including the compensation of Mr. Dempsey, the Chairman of the Board and CEO of the Company. The Compensation Committee of the Company is comprised of four members of the Board of Directors of the Company who are not officers of the Bank or the Company and for calendar year 1998 consisted of Mr. Nielsen, Mrs. Gorish, Mr. Kennedy and Mr. Smith.

         The overall compensation structure of the Company is aimed at establishing a compensation package that rewards both individual performance and the Company's performance and is competitive with compensation levels at comparable banking institutions. In connection with the conversion of the Bank from mutual to stock form and the initial public offering of the Company in 1997, the Bank retained a nationally recognized compensation consulting firm as an independent compensation expert with respect to the Company's plans and programs. Based upon published professional survey data of similarly situated publicly-traded financial institutions operating in relevant markets, such firm rendered an opinion to the Bank that, with respect to the total cash compensation for executive officers, such compensation, viewed as a whole and on an individual basis, was reasonable and proper in comparison to the compensation provided to the executive officers at similarly situated publicly-traded financial institutions, and that the shares of stock to be reserved under the ESOP, the RRP and the Option Plan, as a whole, were reasonable in comparison to similar publicly-traded financial institutions.

         BASE SALARY. In 1997, the Compensation Committee compared the salaries of the Company's officers with those of nine other peer banks (Catskill Savings Bank, Cayuga Savings Bank, Cortland Savings Bank, Fulton Savings Bank, Oneida Savings Bank, Oswego City Savings Bank, The Rome Savings Bank, Skaneatles Savings Bank and Watertown Savings Bank) and a group of nine other banks located in the same geographical area as the Bank (Goshen Savings Bank, MSB Bank, Pawling Savings Bank, Putnam County Savings Bank, Rhinebeck Savings Bank, Rondout Savings Bank, Sawyer Savings Bank, Ulster Savings Bank and Walden Savings Bank), taking into account asset size and relative performance. The relative performance was measured using financial performance factors for the year 1996 and the first six months of 1997. The peer group and the group of banks in the Bank's geographical area are different than the companies included in the Nasdaq Composite Index and Nasdaq Bank Composite Index used in the Performance Graph on page 13 of this Proxy Statement since these two indices reflect the stock performance of a significantly broader group of companies and financial institutions.

         Based upon such comparison, the Compensation Committee concluded that, in order to give the Company's executive officers incentives to keep performing at their current and higher levels, the salary levels for the Company's CEO and other executive officers should reflect the level of performance achieved by the Bank and should be aligned with the interests of the Company's shareholders. In addition, the Compensation Committee concluded that salary level should take into account the officer's individual responsibility and performance as well.

         STOCK OWNERSHIP PROGRAMS. The Compensation Committee believes that providing executive officers with significant stock ownership and stock options aligns the interests of executive officers with the interests of the Company's shareholders. In this regard, the Company adopted the ESOP at the time of the Company's initial public offering in 1997. In addition, as contemplated during the Bank's Conversion and the Company's initial public offering, in April 1998 the Board of Directors of the Company adopted, and in June 1998 the Company's shareholders approved, the Option Plan and the RRP.

         In June 1998, stock options were granted under the Option Plan to certain officers, including Messrs. Dempsey and Gentile, at an exercise price equal to the fair market value of the Company's shares on the date of grant. These grants were awarded to provide an incentive for future performance by giving the grantees, including the executive officers, equity interests in the Company. The size of the grants to executive officers were based in part on the practices of other similar institutions and in part on the performance and position of the executive officer of the Company. Such stock options are generally granted for a term of 10 years and generally vest (that is, become exercisable) 20% upon the first anniversary of the date of grant, and 20% more on each subsequent anniversary thereof, with 100% vesting in the event of death or disability.

         In June 1998, shares of the Company's stock were awarded under the RRP to certain officers, including Messrs. Dempsey and Gentile. The number of shares awarded to each executive officer was based in part on the practices of other similar institutions and in part on the performance and position of the executive officer of the Company. Such stock awards generally vest (that is, become distributable to the officer) 20% upon the first anniversary of the date of the award, and 20% more on each subsequent anniversary thereof, with 100% vesting in the event of death or disability.

         CHIEF EXECUTIVE OFFICER. The Compensation Committee reviewed the performance of Mr. Dempsey as the CEO of the Bank and the Company over the prior year and concluded that his performance was excellent, in terms of the continued development and achievement of the Bank's and the Company's overall strategic goals and objectives as set forth in the Bank's business plan, the successful Conversion of the Bank and the initial public offering of the Company, and the Bank's and the Company's successful financial results since the Conversion, including the growth in the Bank's asset base and leveraging of the new capital raised in the Company's initial public offering. Mr. Dempsey also actively participated in a variety of outside organizations and causes, including various community and industry organizations, which served to benefit the Company. Based upon the foregoing, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Dempsey's annual rate of salary from $200,000 for calendar year 1997 to $210,000 for calendar year 1998. In addition, based on the considerations discussed above, in June 1998, Mr. Dempsey was granted options to purchase 100,000 shares of the Company's stock under the Option Plan and was awarded 52,855 shares of the Company's stock under the RRP. In December 1998, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Dempsey's annual rate of salary to $250,000 for calendar year 1999 based upon Mr. Dempsey's continued excellent performance as CEO of the Bank and the Company during 1998.

                         The 1998 Compensation Committee:
                         Henry L. Nielsen, Jr., Chairman
                         Frances M. Gorish
                         R. Michael Kennedy
                         Robert N. Smith


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1998, the Compensation Committee consisted of Mr. Nielsen, Mrs. Gorish, Mr. Kennedy and Mr. Smith. There are no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of the Company and corporations with respect to which such persons are affiliated, or otherwise.

PERFORMANCE GRAPH

         Pursuant to the rules and regulations of the SEC, the graph below, prepared by SNL Securities, L.C., compares the performance of the Company's Common Stock with that of the Nasdaq Composite Index (U.S. Companies) and the Nasdaq Bank Composite Index (banks and bank holding companies, over 99% of which are based in the United States) from December 23, 1997, the date of the Company's initial public offering, through December 31, 1998. The graph is based on an investment of $100 in the Company's Common Stock at its closing price of $15.625 on December 23, 1997 and assumes the reinvestment of all dividends in additional shares of the same class of equity securities as those below.

                         WARWICK COMMUNITY BANCORP, INC.

                            TOTAL RETURN PERFORMANCE




                               [GRAPHIC OMITTED]


                                                          PERIOD ENDING
                                  ----------------------------------------------------------------
INDEX                             12/23/97    12/31/97    3/31/98    6/30/98    9/30/98   12/31/98
--------------------------------------------------------------------------------------------------
Warwick Community Bancorp, Inc.   100.00      111.20      113.60     107.20     81.07     94.97
NASDAQ-- Total US                 100.00      104.02      121.71     125.24     113.38    146.23
NASDAQ Bank Index                 100.00      102.99      108.88     106.80     90.07     102.01

______________________________


Note: There can be no assurance that the stock performance of Warwick Community
      Bancorp, Inc. will continue into the future with the same or similar trends depicted in the graph above.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid to the Chief Executive Officer and all executive officers of the Company who received aggregate salary and bonus in excess of $100,000 during the seven-month period ended December 31, 1998 (the "Named Executive Officers") for services rendered in all capacities to the Company and the Bank during the seven-month period beginning June 1, 1998 and ending December 31, 1998 and during the fiscal years ending May 31, 1998 and May 31, 1997.


                                            SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                       ANNUAL COMPENSATION                COMPENSATION AWARDS(1)
                                 ------------------------------------------------------------------------------
                                                        OTHER                                            ALL
                                                       ANNUAL     RESTRICTED                            OTHER
                                                       COMPEN-      STOCK                    LTIP      COMPEN-
          NAME AND                  SALARY    BONUS    SATION       AWARDS      OPTIONS      PAY-      SATION
     PRINCIPAL POSITION     YEAR*   ($)(2)     ($)      ($)(3)     ($)(4)       (#)(5)       OUTS      ($)(6)
--------------------------  -----  -------   -------  --------   ----------     -------      ----      --------

Timothy A. Dempsey          1998    133,656    --       --         918,356       100,000      --       32,525
Chairman of the Board and   1998    208,067    --       --           --            --         --       37,430
Chief Executive Officer     1997    189,750    --       --           --            --         --        5,052

Ronald J. Gentile           1998     87,514    --       --         642,840        65,000      --       24,395
President and Chief         1998    135,282    --       --           --            --         --       23,717
Operating Officer           1997    123,862    --       --           --            --         --        3,618

_________________________


* The figures on the first line for 1998 are for the seven-month period ended December 31, 1998. The figures on the second and third lines are for the fiscal years ending May 31, 1998 and May 31, 1997, respectively. For purposes of determining the officers who received aggregate salary and bonus in excess of $100,000 during the seven-month period ended December 31, 1998, the $100,000 has been prorated.

(1) For the periods shown, neither the Company nor the Bank had any long-term incentive plan ("LTIP") in existence.

(2) Salary includes the amount of each individual's salary deferrals under the 401(k) Plan.

(3) For the periods shown, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock.

(4) Pursuant to the RRP, Mr. Dempsey and Mr. Gentile were awarded 52,855 and 36,998 shares of stock, respectively, as of June 24, 1998, which vest at a rate of 20% per year over a five-year period beginning on June 24, 1999, with 100% vesting in cases of death or disability. Dividends which are declared and paid are distributed at the same time as the related shares. The dollar amounts shown in the table for the seven-month period ended December 31, 1998 are based on the closing price of the Common Stock on June 24, 1998, which was $17.375, as reported on the National Market System of the Nasdaq Stock Market ("Nasdaq National Market"). The aggregate fair market value of the stock awards made to Messrs. Dempsey and Gentile were $779,611 and $545,721, respectively, on December 31, 1998, based on the closing price of $14.75 per share on that date. During the fiscal years ended May 31, 1998 and May 31, 1997, neither the Company nor the Bank maintained any restricted stock plans. For a description of the RRP as proposed to be amended, see "Proposal Four."

(5) Pursuant to the Option Plan, Mr. Dempsey and Mr. Gentile were awarded 100,000 and 65,000 options, respectively, as of June 24, 1998, which are exercisable at a rate of 20% per year over a five-year period beginning on June 24, 1999, with 100% vesting in cases of death or disability. As of December 31, 1998, none of such options were exercisable. For a description of the Option Plan as proposed to be amended, see "Proposal Three."

                                              (footnotes continued on next page)

(6) Includes the matching contributions made by the Bank under the 401(k) Plan, which for the seven-month period ended December 31, 1998 totaled $2,256 for Mr. Dempsey and $1,596 for Mr. Gentile. Also includes the value of allocations under the ESOP, which for the seven-month period ended December 31, 1998 totaled $13,909 for Mr. Dempsey and $15,237 for Mr. Gentile. Also includes the Bank's contributions to the trust established for the BRP (excluding amounts contributed with respect to supplemental retirement benefits thereunder) with respect to supplemental 401(k) Plan benefits and supplemental ESOP benefits, which for the seven-month period ended December 31, 1998 totaled $15,940 for Mr. Dempsey and $7,142 for Mr. Gentile. The dollar amounts with respect to allocations under the ESOP and contributions under the BRP with respect to supplemental ESOP benefits are based on $14.75 per share, the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 1998. See "-- 401(k) Plan," "-- Employee Stock Ownership Plan and Trust" and "-- Benefit Restoration Plan." Also includes the dollar value of the premiums paid by the Bank for the benefit of the executive officer, which for the seven-month period ended December 31, 1998 totaled $420 for each of Mr. Dempsey and Mr. Gentile.


         EMPLOYMENT AGREEMENTS. Effective upon the Conversion of the Bank, the Company entered into Employment Agreements with each of Mr. Dempsey, Mr. Gentile, Mr. Budich and Ms. Sobotor-Littell ("Senior Executives"). The Employment Agreements provide for three-year terms, with automatic daily extensions such that the remaining terms of the Employment Agreements shall be three years unless written notice of non-renewal is given by the Company or the Senior Executive, and, in any event, will terminate on the last day of the month following the Senior Executive's 68th birthday. The Employment Agreements provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Company's Compensation Committee and approved by the non-employee members of the Board of Directors, and the Senior Executive's base salary may be increased on the basis of such officer's job performance and the overall performance of the Company. The Employment Agreements also provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and reimbursement for ordinary and necessary business expenses. Senior Executives would also be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements. The Employment Agreements provide for termination by the Company at any time for "cause" as defined in the Employment Agreements.

         In the event that (i) the Company terminates a Senior Executive's employment for reasons other than for cause, (ii) a Senior Executive resigns from the Company for certain reasons specified in the Employment Agreements or
(iii) a "change of control" as defined in the Employment Agreements occurs, the Senior Executive (or, in the event of the Senior Executive's death, such Senior Executive's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Senior Executive's earned but unpaid salary, (b) the present value of the amount the Senior Executive would have earned in salary had he or she continued working through the unexpired term of the Employment Agreement and (c) the present value of the additional contributions or benefits that such Senior Executive would have earned under the specified employee benefit plans or programs of the Bank or the Company during the remaining term of the Employment Agreement and payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. The Employment Agreements also provide for the cashout of any stock options, appreciation rights or restricted stock as if the Senior Executive was fully vested. The Bank and the Company would also continue the Senior Executive's life, health and any disability insurance or other benefit plan coverage for the remaining term of the Employment Agreement. Reasons specified as grounds for resignation for purposes of the Employment Agreements include: failure to elect or re-elect the Senior Executive to such officer's position; failure to vest in the Senior Executive the functions, duties or authority associated with such position; if the Senior Executive is a member of the Board of Directors of the Bank or Company, failure to re-nominate or re-elect such Senior Executive to such Board; any material breach of contract by the Bank or the Company that is not cured within 30 days after written notice thereof; or a change in the Senior Executive's principal place of employment to a location in excess of 50 miles from the Bank's principal office in Warwick, New York. In general, for purposes of the Employment Agreements and the plans maintained by the Company or the Bank, a "change of control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or the Bank, upon shareholder approval of certain mergers or consolidations of the Company or the Bank, upon liquidation or sale of substantially all the assets of the Company or the Bank or upon a contested election of directors which results in a change in the majority of the Board of Directors.

         Cash and benefits paid to a Senior Executive under the Employment Agreement, together with payments under other benefit plans, following a change of control of the Bank or the Company may constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. In the event that any amounts paid to a Senior Executive following a change of control would constitute excess parachute payments, the Employment Agreements provide that such Senior Executives will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional excise, income and employment taxes imposed as a result of such tax indemnification.

         EMPLOYEE RETENTION AGREEMENTS. Effective upon the Conversion, the Bank entered into Retention Agreements with each of Mr. Haggerty, Ms. Lyons, Ms. Rudy and Mr. Arthur S. Anderson ("Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a corporate change of control. The Retention Agreements do not impose an immediate obligation on the Bank to continue the Contract Employees' employment, but provide for a period of assured employment ("Assurance Period") in the event of a "change of control" as defined in the Retention Agreements, which definition is similar to the definition of change of control contained in the Employment Agreements. The Retention Agreements provide for one-year terms, with automatic daily extensions such that the remaining term shall be one year unless written notice of non-renewal is given by the Bank or the Contract Employee, and, in any event, will end on the last day of the month following the Contract Employee's 68th birthday. The Retention Agreements provide for an initial Assurance Period of one year commencing on the date of a change of control during the term of the Retention Agreement. In general, the applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by the Bank or the Contract Employee, in which case the Assurance Period would end on the first anniversary of the date such notice is given.

         If a Contract Employee is discharged without "cause," as defined in the Retention Agreements, during the Assurance Period, or prior to the commencement of the Assurance Period but within 3 months of, and in connection with, a change of control, or the Contract Employee voluntarily resigns during the Assurance Period for certain specified reasons, the Contract Employee (or, in the event of the Contract Employee's death, such Contract Employee's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Contract Employee's earned but unpaid salary, (b) the present value of the amount the Contract Employee would have earned in salary had he or she continued working during the remaining term of the Assurance Period and (c) the present value of the additional contributions or benefits that such that Contract Employee would have earned under the specified employee benefit plans or programs of the Bank or Company during the remaining term of the Assurance Period. Reasons specified as grounds for resignation for purposes of the Retention Agreements include: failure to elect or re-elect the Contract Employee to such officer's position; failure to vest in the Contract Employee the functions, duties or authority associated with such position; if the Contract Employee is a member of the Board of Directors of the Bank or Company, failure to re-nominate or re-elect such Contract Employee to such Board; certain reduction in salary or material reduction in benefits; any material breach of contract by the Bank or the Company that is not cured within 30 days after written notice thereof; or a change in the Contract Employee's principal place of employment to a location in excess of 50 miles from the Bank's principal office in Warwick, New York.

         The Retention Agreements also provide for the cashout of stock options, appreciation rights or restricted stock as if the Contract Employee was fully vested. Each Contract Employee's life, health and any disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements is limited to three times the Contract Employee's average total compensation for the prior five calendar years. Payments to the Contract Employees under their respective Retention Agreements will be guaranteed by the Company to the extent that the required payments are not made by the Bank.

         EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Company established, and the Bank adopted, for the benefit of eligible employees, an ESOP and related trust, which became effective upon completion of the Conversion. Substantially all employees of the Bank or the Company who have completed 1,000 hours of service during a consecutive twelve-month period will be eligible to become participants in the ESOP.

         Generally, shares held in the ESOP trust are allocated among the accounts of participants who are employees of the Bank or the Company on the last day of the plan year on the basis of the participants' total taxable compensation for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning on a participant's third year of service, with 100% vesting after seven years of service (including past service). Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. The ESOP generally provides that, upon certain changes of control as described in the ESOP, unallocated shares in the ESOP will be sold to repay any outstanding loan and all remaining unallocated shares or proceeds thereof will be allocated among participants who were employed immediately preceding the change of control in proportion to compensation for that part of the year prior to the change of control.

         A participant who terminates employment prior to the end of a plan year for reasons other than death, retirement or disability will not receive an allocation under the ESOP for that plan year. Forfeitures will be reallocated among remaining participating employees in the same proportion as the annual allocation that is made on the basis of compensation. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or separation from service.

         The ESOP is administered by the Bank as the Plan Administrator and by a committee established pursuant to the ESOP ("ESOP Committee"). Marine Midland Bank has been appointed as the trustee for the ESOP. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares generally will be voted in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         STOCK OPTION PLAN. The Board of Directors of the Company adopted the Option Plan, which was subsequently approved by the Company's shareholders on June 24, 1998. On February 2, 1998, the Board of Directors adopted the proposed amendments to the Option Plan, subject to the approval of the shareholders of the Company at the Annual Meeting. For a complete description of the Option Plan and the proposed amendments to the Option Plan, see "Proposal Three."

         The following table summarizes the grants of stock options that were made to the CEO and the Named Executive Officers during the seven-month period ended December 31, 1998.

                                       OPTION/SAR GRANTS IN 1998

                                            INDIVIDUAL GRANTS
                      --------------------------------------------------------------

                                         PERCENT OF                                   POTENTIAL REALIZABLE
                                            TOTAL                                       VALUE-AT-ASSUMED
                       NUMBER OF          OPTIONS/                                   ANNUAL-RATE-OF-STOCK-
                       SECURITIES           SARS                                     PRICE-APPRECIATION-FOR
                       UNDERLYING        GRANTED TO                                      OPTION TERM(2)
                      OPTIONS/SARS      EMPLOYEES IN     EXERCISE OR                 -----------------------
                        GRANTED          FISCAL-YEAR      BASE-PRICE     EXPIRATION       5%           10%
          NAME           (#)(1)              (%)        ($ PER SHARE)       DATE         ($)           ($)
--------------------  -------------    --------------   --------------- ------------ -----------  -----------

Timothy A. Dempsey      100,000             17.7           17.00        06/24/08     $1,069,121   $2,709,362

Ronald J. Gentile        65,000             11.5           17.00        06/24/08       $694,929   $1,761,085

__________________________


(1) The options set forth in the above table were granted on June 24, 1998 and generally remain exercisable until June 24, 2008, subject to earlier expiration upon termination of employment, as defined in the Option Plan. The options generally vest at a rate of 20% per year over a five-year period beginning on June 24, 1999. In the case of termination due to death or disability, all options granted become immediately exercisable.

(2) The dollar amounts under these columns are the result of calculations assuming that the Company's Common Stock appreciates in value from the date of grant to the end of the option term at an annualized rate of 5% and 10% per year, the assumed percentages set by the SEC. The amounts shown are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.


         The following table provides certain information with respect to the number of shares of Common Stock represented by unexercised options held by the CEO and the Named Executive Officers as of December 31, 1998.



                                        AGGREGATED OPTION/SAR EXERCISES DURING 1998
                                            AND 1998 YEAR-END OPTION/SAR VALUES
                                            -----------------------------------

                                                         NUMBER OF
                        SHARES        VALUE        SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                       ACQUIRED     REALIZED     UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                          ON           ON            AT YEAR-END 1998                AT YEAR-END 1998
                       EXERCISE     EXERCISE              (#)(1)                          ($)(2)
       NAME             (#)(1)       ($)(1)     EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
-------------------   ----------    ---------   -----------   -------------     -----------   -------------

Timothy A. Dempsey      --            --           0             100,000          --                0

Ronald J. Gentile       --            --           0              65,000          --                0

_________________________


(1) None of the outstanding options held by the Named Executive Officers were exercisable as of December 31, 1998.

(2) As of December 31, 1998, none of the outstanding options held by the Named Executive Officers were in-the-money based upon the difference between $14.75, the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 1998, and the $17.00 exercise price of the options.


         RECOGNITION AND RETENTION PLAN. The Board of Directors of the Company adopted the RRP, which was subsequently approved by the Company's shareholders on June 24, 1998. On February 2, 1999, the Board of Directors adopted the proposed amendments to the RRP, subject to the approval of the shareholders of the

Company at the Annual Meeting. For a complete description of the RRP and the proposed amendments to the RRP, see "Proposal Four."

         401(K) PLAN. The Bank maintains The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan"), a tax-qualified profit-sharing plan under Sections 401(a) and 401(k) of the Code. Employees who satisfy prescribed eligibility requirements may make pre-tax salary deferrals under section 401(k) of the Code. Salary deferrals are made by election, subject to the limits prescribed by the 401(k) Plan and a limit imposed under the Code (which is $10,000 for 1998). The Bank makes matching contributions equal to a percentage of salary contributions determined annually by the Bank, up to 3% of salary. Employees are fully vested in their salary deferrals and become incrementally vested in the Bank's contribution after one year and fully vested in the Bank's contributions after five years.

         The Bank amended the 401(k) Plan in connection with the Conversion to provide that the Bank's matching contributions will be invested in an investment fund consisting primarily of Common Stock of the Company. In addition, participating employees may elect to invest all or a portion of their remaining account balances in such investment fund or the other investment funds provided under the 401(k) Plan. Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased in the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and tender rights relating to the Common Stock held in their accounts.

         PENSION PLAN. The Bank maintains The Warwick Savings Bank Defined Benefit Pension Plan ("Pension Plan"), a non-contributory, tax-qualified defined benefit pension plan, for eligible employees. All employees, except (i) those paid on an hourly basis or contract basis, (ii) leased employees or (iii) employees regularly employed by outside employers for maintenance of properties, are eligible to participate in the Pension Plan upon the later of (i) the end of the twelve-month period in which he or she completes 1,000 hours of service or
(ii) the date he or she attains age 21. The Pension Plan provides an annual benefit for each participant, including the executive officers named in the Summary Compensation Table above, equal to 2% of the participant's average annual compensation, multiplied by the participant's years of credited service, up to a maximum of 30 years.

         Average annual compensation is the average of a participant's compensation over the three years of employment out of the participant's last 10-year period of employment during which the participant's compensation is the highest. A participant is fully vested in his or her pension benefit after five years of service. The Pension Plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the Pension Plan trustee.

         BENEFIT RESTORATION PLAN. In connection with the Conversion, the Bank adopted the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") to provide eligible employees with the benefits that would be due to such employees under the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Code. The BRP is also intended to make up allocations lost by participants of the ESOP who retire prior to the complete repayment of the ESOP loan. BRP benefits to be provided with respect to the Pension Plan are reflected in the pension table and BRP benefits to be provided with respect to the ESOP and the 401(k) Plan are reflected in the Summary Compensation Table.

         PENSION PLAN TABLE. The following table sets forth the estimated annual benefits payable under the Pension Plan upon a participant's normal retirement at age 65, expressed in the form of a single life annuity, and any related amounts payable under the BRP, for the average annual compensation and years of credited service specified.

                                               PENSION PLAN TABLE(1)

                                     YEARS OF CREDITED SERVICE AT RETIREMENT
 AVERAGE ANNUAL      ------------------------------------------------------------------------
  COMPENSATION           15           20             25              30               35(2)
-----------------    ----------    --------       --------       -----------     ------------
   $125,000            $37,500     $ 50,000       $ 62,500        $ 75,000        $ 75,000
    150,000             45,000       60,000         75,000          90,000          90,000
    175,000(3)          52,500       70,000         87,500         105,000         105,000
    200,000(3)          60,000       80,000        100,000         120,000         120,000
    225,000(3)          67,500       90,000        112,500        135,000(4)      135,000(4)
    250,000(3)          75,000      100,000        125,000        150,000(4)      150,000(4)
    300,000(3)          90,000      120,000       150,000(4)      180,000(4)      180,000(4)

_______________________


(1) The annual benefits shown in the table above assume the participant would receive his or her retirement benefits under the Pension Plan and the BRP in the form of a straight life annuity at normal retirement age.

(2) Normal retirement benefits are limited to 60% of average annual compensation.

(3) For the Pension Plan year ending September 30, 1998, the annual compensation for calculating benefits under the Pension Plan may not exceed $160,000 (as adjusted for subsequent years pursuant to Code provisions). The limitation is $160,000 for the plan year beginning October 1, 1998 and will be adjusted to reflect cost of living increases after 1998 in accordance with Section 401(a)(17) of the Code. The table reflects amounts payable in conjunction with the BRP.

(4) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
     Section 415 of the Code in 1998 is $130,000 or, if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $130,000 ceiling will be adjusted to reflect cost of living increases after 1998 in accordance with Section 415 of the Code. The BRP will provide the difference between the amounts appearing in this table and the maximum amount allowed by the Code.


         The following table sets forth the years of credited service and the average annual compensation (as defined above), determined as of December 31, 1998, for each of the individuals named in the Summary Compensation Table.


                      YEARS OF CREDITED SERVICE            AVERAGE ANNUAL
                      -------------------------            --------------
                         YEARS           MONTHS            COMPENSATION
                         -----           ------            ------------
Mr. Dempsey.........      25               6                 $206,812
Mr. Gentile.........      8                7                 $133,006


TRANSACTIONS WITH CERTAIN RELATED PERSONS

         From time to time the Bank makes loans or extends credit to its executive officers and to certain persons related to its executive officers and directors, to the extent consistent with applicable laws and regulations. All such loans are made by the Bank in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not and will not involve more than the normal risk of collectibility or present other unfavorable features. The outstanding principal balance of such loans to executive officers and to persons related to executive officers and directors totaled approximately $364,695 as of December 31, 1998. In addition, the Bank has committed a line of credit of $2.5 million to the Warwick Valley Telephone Company, of which $400,000 was outstanding at December 31, 1998. Mr. Knipp is the Chief Executive Officer and Mr. Nielsen is a director of the Warwick Valley Telephone Company.

         Mr. Krahulik is a partner in the law firm of Beattie & Krahulik, which the Bank retains to provide certain legal services. In the seven-month period ended December 31, 1998, the Bank paid $102,620 for legal services provided during such period. In addition, the firm received fees in the amount of approximately $459,869 from third parties pursuant to its representation of the Bank in loan closings and other legal matters for the seven-month period ended December 31, 1998. WSB Mortgage and Beattie & Krahulik are co-tenants on the lease for WSB Mortgage's office in West Milford, New Jersey.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under the securities laws of the United States, the Company's directors and executive officers, and any person holding more than ten percent of the Company's Common Stock, are required to file initial reports of ownership of the Company's Common Stock and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the seven-month period ended December 31, 1998. All of such filing requirements of the Company's directors and executive officers were satisfied during the seven-month period ended December 31, 1998, based upon their written representations and copies of the reports that they have filed with the SEC.



                                  PROPOSAL TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


         The Board of Directors has appointed the firm of Arthur Andersen LLP to act as independent auditors for the Company for the fiscal year ending December 31, 1999, subject to ratification of such appointment by the Company's shareholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
           SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT
         OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY



                                 PROPOSAL THREE

                 APPROVAL OF AMENDMENTS TO THE STOCK OPTION PLAN
                       OF WARWICK COMMUNITY BANCORP, INC.


GENERAL PLAN INFORMATION

         The Company adopted the Option Plan subject to approval by shareholders of the Company, and the shareholders approved the Option Plan on June 24, 1998 ("Option Plan Effective Date"). The Option Plan provides for the grant of options to purchase Common Stock of the Company ("Options") to certain officers, employees and outside directors of the Company, the Bank or any affiliate approved by the Company's Board of Directors. The Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. Pursuant to the regulations of the New York Banking Board ("NYBB") and the Federal Deposit Insurance Corporation ("FDIC") applicable to management stock benefit plans established or implemented by a savings bank or its holding company within one year following the completion of the savings bank's mutual to stock conversion, the Option Plan contains certain restrictions and limitations, including, among others, provisions requiring the vesting of Options granted under the Option Plan to occur no more rapidly than 20% per year beginning on the first anniversary of the date the Option Plan is approved by shareholders, with accelerated vesting only in cases of death or disability of the Option holder.

         The Board of Directors has adopted amendments to the Option Plan, subject to approval by shareholders of the Company at the Annual Meeting, for the purpose of allowing accelerated vesting of Options upon the "retirement" of the Option holder or a "change in control" of the Company, as such terms are defined in the Option Plan, and to make certain other changes to the Option Plan, as described below (these changes are collectively referred to herein as the "Option Plan Amendments"). The Option Plan Amendments do not increase the number of shares reserved for issuance under the Option Plan, decrease the price per share at which Options may be granted under the Option Plan or alter the classes of individuals eligible to participate in the Option Plan. In the event that the Option Plan Amendments are not approved by shareholders at the Annual Meeting, the Option Plan Amendments will not take effect, but the Option Plan as originally adopted will remain in effect. The principal provisions of the Option Plan, as it would be amended by the Option Plan Amendments, are summarized below. The full text of the Option Plan Amendments is set forth as Appendix A to this Proxy Statement, to which reference is made, and the summary of the Option Plan Amendments provided below is qualified in its entirety by such reference.


DESCRIPTION OF THE OPTION PLAN

         ADMINISTRATION. The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("Option Committee") administer the Option Plan. Subject to certain specific limitations and restrictions set forth in the Option Plan and such limitations as may be imposed from time to time by the Board of Directors, the Option Committee has the authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan.

         STOCK SUBJECT TO THE OPTION PLAN. The Company reserved 660,654 shares of Common Stock ("Option Shares") for issuance upon the exercise of Options. Such Option Shares may be authorized and unissued shares or shares previously issued and reacquired by the Company.

         ELIGIBILITY. Subject to the terms of the Option Plan, employees, directors and officers of the Company, the Bank or any affiliate approved by the Company's Board of Directors are eligible to participate in the Option Plan.

         TERMS AND CONDITIONS OF OPTIONS. The Option Plan provides for the grant of options which qualify for favorable federal income tax treatment as "incentive stock options" ("ISOs") and non-qualified stock options which do not so qualify ("NQSOs"). ISOs are subject to certain restrictions under the Code. Unless otherwise designated by the Option Committee, Options granted under the Option Plan will be NQSOs, will be exercisable at a price per share equal to the fair market value of a share of Common Stock on the date of the Option grant and will be exercisable for a period of ten years after the date of grant, subject to earlier expiration upon termination of employment, as defined in the Option Plan.

         Currently, the Option Plan requires that Options granted under the Option Plan become exercisable no more rapidly than 20% per year beginning on June 24, 1999, with accelerated vesting only upon death or disability of the Option holder. The proposed Option Plan Amendments would permit accelerated vesting upon a "change in control" of the Company or the "retirement" of the Option holder, as such terms are defined in the Option Plan. Pursuant to the Option Plan, as amended by the Option Plan Amendments, all Options that are outstanding as of the date of the Option holder's retirement or a change in control of the Company will automatically become fully vested and exercisable.

         MERGERS AND REORGANIZATIONS; ADJUSTMENTS FOR EXTRAORDINARY DIVIDENDS. The number of shares available under the Option Plan and the outstanding Options will be adjusted to reflect any merger, consolidation or business reorganization in which the Company is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. The Option Plan currently provides that, if a merger, consolidation or other business reorganization occurs and the Company is not the surviving entity, outstanding exercisable Options may be canceled upon 30 days' written notice to the Option holder so long as the Option holder receives payment determined by the Company's Board of Directors to be the equivalent value of the canceled Options. The proposed Option Plan Amendments would permit the Board of Directors to cancel and provide payment for any Options, whether or not exercisable, under such circumstances.

         The Option Plan currently provides that the Company may, in the discretion of the Option Committee, either make a cash payment to Option holders or adjust the exercise price, or a combination of both, to equitably reflect any extraordinary non-stock dividend that may be paid which results in a non-taxable return of capital or to reflect any other distribution of property to shareholders otherwise than by dividend; PROVIDED, HOWEVER, that no such action will be taken without the approval of the Superintendent of Banks of the State of New York until the shareholders of the Company have voted to approve such provisions of the Option Plan by a majority of the votes cast in a vote taken after December 23, 1998. Approval of the Option Plan Amendments will effectively eliminate the existing requirement to obtain the Superintendent's approval for any such action. The Company has no present intention to take any such action.


TERMINATION OR AMENDMENT OF THE OPTION PLAN

         Unless sooner terminated, the Option Plan will terminate automatically on the day preceding the tenth anniversary of the Option Plan Effective Date. The Board may suspend or terminate the Option Plan in whole or in part at any time prior to the tenth anniversary of the Option Plan Effective Date by giving written notice of such suspension or termination to the Option Committee. In the event of any suspension or termination of the Option Plan, all Options theretofore granted under the Option Plan that are outstanding on the date of such suspension or termination of the Option Plan will remain outstanding under the terms of the agreements granting such Options.

         The Board may amend or revise the Option Plan in whole or in part at any time, but if the amendment or revision amends a material term of the Option Plan, such amendment or revision will be subject to approval by the shareholders of the Company to the extent required to comply with Section 162(m) of the Code.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
              SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENTS TO
            THE STOCK OPTION PLAN OF WARWICK COMMUNITY BANCORP, INC.

                                  PROPOSAL FOUR

          APPROVAL OF AMENDMENTS TO THE RECOGNITION AND RETENTION PLAN
                       OF WARWICK COMMUNITY BANCORP, INC.


GENERAL PLAN INFORMATION

         The Company adopted the RRP subject to approval by shareholders of the Company, and the shareholders approved the RRP on June 24, 1998 ("RRP Effective Date"). The RRP provides for stock awards ("Awards") to certain officers, employees, outside directors and directors emeritus of the Company, the Bank or any affiliate approved by the Company's Board of Directors. The RRP is not subject to ERISA and is not a tax-qualified plan under the Code. Pursuant to the regulations of the NYBB and the FDIC applicable to management stock benefit plans established or implemented by a savings bank or its holding company within one year following the completion of the savings bank's mutual to stock conversion, the RRP contains certain restrictions and limitations, including, among others, provisions requiring the vesting of Awards granted under the RRP to occur no more rapidly than 20% per year beginning on the first anniversary of the date the RRP is approved by shareholders, with accelerated vesting only in cases of death or disability of the Award holder.

         The Board of Directors has adopted amendments to the RRP, subject to approval by shareholders of the Company at the Annual Meeting, for the purpose of allowing accelerated vesting of Awards upon the "retirement" of the Award holder or a "change in control" of the Company, as such terms are defined in the RRP (these changes are collectively referred to herein as the "RRP Amendments"). The RRP Amendments do not increase the number of shares reserved for Awards under the RRP or alter the classes of individuals eligible to participate in the RRP. In the event that the RRP Amendments are not approved by shareholders at the Annual Meeting, the RRP Amendments will not take effect, but the RRP as originally adopted will remain in effect. The principal provisions of the RRP, as it would be amended by the RRP Amendments, are summarized below. The full text of the RRP Amendments is set forth as Appendix B to this Proxy Statement, to which reference is made, and the summary of the RRP Amendments provided below is qualified in its entirety by such reference.


DESCRIPTION OF THE RRP

         ADMINISTRATION. The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("RRP Committee") administer the RRP. Subject to certain specific limitations and restrictions set forth in the RRP, and such limitations as may be imposed from time to time by the Board of Directors, the RRP Committee has authority to interpret the RRP, to prescribe, amend and rescind rules and regulations, if any, relating to the RRP and to make all determinations necessary or advisable for the administration of the RRP.

         STOCK SUBJECT TO THE RRP. The Company has established a trust ("RRP Trust") and has contributed to the RRP Trust a sufficient amount to permit the RRP trustee to purchase 264,261 shares of Common Stock.

         ELIGIBILITY. Subject to the terms of the RRP, employees, officers, outside directors and directors emeritus of the Company, the Bank or any affiliate approved by the Company's Board of Directors are eligible to participate in the RRP.

         TERMS AND CONDITIONS OF AWARDS. Stock subject to Awards is held in trust pursuant to the RRP until vested. An individual to whom an Award is granted is entitled to exercise voting rights and receive dividends with respect to stock subject to Awards granted to him whether or not vested, which will be distributed at the same time as the related shares.

         The shares covered by an Award will become vested in accordance with the terms of the Award and, as soon as practicable following such vesting, the trustee will transfer the shares to the recipient. Currently, the RRP requires that Awards granted will vest no more rapidly than 20% per year beginning on June 24, 1999, with accelerated vesting only upon death or disability. The proposed RRP Amendments would permit accelerated vesting upon a "change in control" of the Company or the "retirement" of an Award holder, as such terms are defined in the RRP. Pursuant to the RRP, as amended by the RRP Amendments, all Awards that are outstanding as of the date of the Award holder's retirement or a change in control of the Company will automatically become fully vested.


TERMINATION OR AMENDMENT OF THE RRP

         The Board may suspend or terminate the RRP in whole or in part at any time by giving written notice of such suspension or termination to the RRP Committee, but the RRP may not be terminated while there are outstanding Awards that may thereafter become vested. Upon the termination of the RRP, the trustee shall make distributions from the RRP Trust in such amounts and to such persons as the RRP Committee may direct and shall return the remaining assets of the RRP Trust, if any, to the Company. The Board of Directors of the Company may amend or revise the RRP in whole or in part at any time.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
            SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE
        RECOGNITION AND RETENTION PLAN OF WARWICK COMMUNITY BANCORP, INC.



                             ADDITIONAL INFORMATION


NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

         The By-Laws of the Company provide an advance notice procedure for a shareholder to properly bring business before an Annual Meeting or to nominate any person for election to the Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely, a shareholder's notice must be delivered to or received by the Corporate Secretary not later than the following dates: (i) with respect to an annual meeting of shareholders, 60 days in advance of the anniversary of the previous year's annual meeting if the current year's meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or with respect to a special meeting of shareholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder's notice to the Corporate Secretary shall set forth such information as required by the By-Laws of the Company. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See "-- Date For Submission of Shareholder Proposals."

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

         Pursuant to the proxy soliciting regulations of the SEC, any shareholder proposal intended for inclusion in the Company's proxy statement and proxy card relating to the Company's 2000 Annual Meeting of Shareholders must be received by the Company on or before November 17, 1999. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.


                              FINANCIAL STATEMENTS

         A copy of the Company's Annual Report for the transition period beginning June 1, 1998 and ending December 31, 1998, containing consolidated statements of financial condition as of December 31, 1998 and May 31, 1998 and related consolidated statements of income, changes in shareholders' equity and cash flows for the seven-month period ended December 31, 1998 and the fiscal years ended May 31, 1998 and 1997, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. The consolidated financial statements have been audited by Arthur Andersen LLP whose report thereon appears in the Annual Report. The Annual Report serves as the Bank's Annual Disclosure Statement for purposes of the regulations of the Federal Deposit Insurance Corporation. Upon request, shareholders will be furnished, free of charge, an additional copy of the Annual Report.

         The Company is required to file a transition report on Form 10-K for the transition period beginning June 1, 1998 and ending December 31, 1998 with the SEC. Shareholders may obtain, free of charge, a copy of such transition report (excluding exhibits) by writing to Margaret E. Sgombick, Assistant Vice President and Marketing Director, The Warwick Savings Bank, P.O. Box 591, Warwick, New York 10990-0591. A copy of the Form 10-K is also available on the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System at the SEC's website, www.sec.gov.

                                        By Order of the Board of Directors,



                                        By: /s/ Nancy L. Sobotor-Littell
                                            ----------------------------------
                                            Nancy L. Sobotor-Littell
                                            Corporate Secretary
Warwick, New York
March 19, 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                      Appendix A
                                                                      ----------


                             FIRST AMENDMENT TO THE
              STOCK OPTION PLAN OF WARWICK COMMUNITY BANCORP, INC.


         Pursuant to Section 8.2 of the Stock Option Plan of Warwick Community Bancorp, Inc. ("Plan"), the Plan is amended as follows, effective as of the effective dates set forth below:

1. ARTICLE II -- Effective as of June 24, 1998, Section 2.9 shall be amended in its entirety to read as follows:

          SECTION 2.9 EFFECTIVE DATE means June 24, 1998.

2. ARTICLE V-- Effective as of December 24, 1998, the proviso appearing at the end of section 5.3(b) shall be amended and restated in its entirety to read as follows:

          PROVIDED, HOWEVER, that such an Option shall become fully exercisable, and all optioned Shares not previously purchased shall become available for purchase, on the date of the Option holder's death, Disability or Retirement or upon the date of a Change in Control.

3. ARTICLE VI -- Effective as of December 24, 1998, the first proviso appearing at the end of section 6.5(c) shall be amended and restated in its entirety to read as follows:

          PROVIDED, HOWEVER, that such an Option shall become fully exercisable, and all optioned Shares not previously purchased shall become available for purchase, on the date of the Option holder's death, Disability or Retirement or upon the date of a Change in Control;

4.   ARTICLE VIII-- Effective as of December 24, 1998, the first clause of section 8.3(b) shall be amended and restated to read as follows:

          In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any Options granted under the Plan which remain outstanding, whether or not exercisable, may be canceled as of the effective date of such merger, consolidation, business reorganization, liquidation or sale by the Board upon 30 days' written notice to the Option holder;

5. ARTICLE VIII -- Effective as of April 20, 1999, section 8.3(c) shall be amended and restated to read as follows:

                    (c) In the event that the Company shall declare and pay any dividend with respect to Shares (other than a dividend payable in Shares) which results in a nontaxable return of capital to the holders of Shares for federal income tax purposes or otherwise than by dividend makes distribution of property to the holders of its Shares, the Company shall, in the discretion of the Committee, either:

                    (i) make an equivalent payment to each Person
               holding an outstanding Option as of the record date for such dividend. Such payment shall be made at substantially the same time, in substantially the same form and in substantially the same amount per optioned Share as the dividend or other distribution paid with respect to outstanding Shares; PROVIDED, HOWEVER, that if any dividend or distribution on outstanding Shares is paid in property other than cash, the Company, in the Committee's discretion, may make such payment in a cash amount per optioned Share equal in fair market value to the fair market value of the non-cash dividend or distribution; or

                    (ii) adjust the Exercise Price of each outstanding
               Option in such manner as the Committee may determine to be appropriate to equitably reflect the payment of the dividend; or

                    (iii) take the action described in section
               8.3(c)(i) with respect to certain outstanding Options and the action described in section 8.3(c)(ii) with respect to the remaining outstanding Options.

                                                                     Appendix B
                                                                     ----------


                        FIRST AMENDMENT TO THE
   RECOGNITION AND RETENTION PLAN OF WARWICK COMMUNITY BANCORP, INC.


         Pursuant to Section 8.2 of the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("Plan"), the Plan is amended as follows, effective as of the effective dates set forth below:

1. ARTICLE II -- Effective as of June 24, 1998, Section 2.12 shall be amended in its entirety to read as follows:

          SECTION 2.12 EFFECTIVE DATE means June 24, 1998.

2. ARTICLE II -- Effective as of December 24, 1998, Article II shall be amended by adding the following new section 2.22 "Retirement" immediately after section
2.21 appearing therein and redesignating all remaining sections of Article II and all cross-references thereto accordingly. Section 2.22 shall read in its entirety as follows:

          SECTION 2.22 RETIREMENT means retirement at or after the normal or early retirement date set forth in any tax-qualified retirement plan of the Bank.

3. ARTICLE VI -- Effective as of December 24, 1998, the first proviso appearing at the end of section 6.8(a)(iii) shall be amended and restated in its entirety to read as follows:

          PROVIDED, HOWEVER, that such an Award shall become fully vested on the date of the Award holder's death, Disability or Retirement or upon the date of a Change of Control;

4.  ARTICLE VII -- Effective as of December 24, 1998, the second proviso of section 7.1 shall be amended and restated to read as follows:

          AND PROVIDED, FURTHER, that such an Award shall become 100% vested on the date of the Award holder's death, Disability or Retirement or upon the date of a Change of Control.

5. ARTICLE VII-- Effective as of December 24, 1998, the first proviso appearing at the end of section 7.2 shall be amended and restated in its entirety to read as follows:

          PROVIDED, HOWEVER, that such an Award shall become fully vested on the date of the Award holder's death, Disability or Retirement or upon the date of a Change of Control;

                                 REVOCABLE PROXY

                         WARWICK COMMUNITY BANCORP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        WARWICK COMMUNITY BANCORP, INC.
  FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 20, 1999


         The undersigned shareholder of Warwick Community Bancorp, Inc. ("Company") hereby appoints Timothy A. Dempsey, Fred M. Knipp and Douglas J. McClintock, or any of them, with full powers of substitution, to attend and act as proxy for the undersigned and to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders ("Annual Meeting") to be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on Tuesday, April 20, 1999 at 9:30 a.m., Eastern time, and at any adjournment or postponement thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE |X|



-------------------------------------------------------------------------------------------------------------------
1.       Election of Directors for a three-year term.         FOR                    WITHHOLD       FOR ALL EXCEPT
         (except as marked to the contrary below)             |_|                      |_|               |_|

                  Ronald J. Gentile
                  Emil R. Krahulik
                  Thomas F. Lawrence, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
2.       Ratification of the appointment of Arthur Andersen LLP        FOR              AGAINST         ABSTAIN
         as independent auditors for the Company for the fiscal        |_|                |_|              |_|
         year ending December 31, 1999.


-------------------------------------------------------------------------------------------------------------------


3.       Approval of the amendments to the Stock Option Plan           FOR              AGAINST        ABSTAIN
         of Warwick Community Bancorp, Inc.                            |_|                |_|             |_|

-------------------------------------------------------------------------------------------------------------------


4.       Approval of the amendments to the Recognition and             FOR              AGAINST        ABSTAIN
         Retention Plan of Warwick Community Bancorp, Inc.             |_|                 |_|            |_|

-------------------------------------------------------------------------------------------------------------------

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. AS OF THE DATE OF THE PROXY STATEMENT FOR THE ANNUAL MEETING, THE BOARD OF DIRECTORS OF THE COMPANY IS NOT AWARE OF ANY SUCH OTHER BUSINESS.


PLEASE MARK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING. |_| (IMPORTANT: IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION TO ATTEND THE ANNUAL MEETING.)

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" ALL NOMINEES IN
ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2, 3 AND 4.

The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting of Shareholders and the Proxy Statement, dated March 19, 1999, for the Annual Meeting to be held on April 20, 1999.

--------------------------------------------------------------------------------
Signature of Shareholder

--------------------------------------------------------------------------------
Signature of Shareholder

Dated:__________________________________________________________________________

Please sign exactly as your name appears on this proxy card. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                 [Letterhead of Warwick Community Bancorp, Inc.]


                                               March 19, 1999


TO:      ALL RECOGNITION AND RETENTION PLAN PARTICIPANTS

RE:      ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 1999
         -----------------------------------------------------------

Dear Participants:

         As you know, The Warwick Savings Bank's parent company, Warwick Community Bancorp, Inc. ("Company") maintains the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP") which provides for stock awards to certain eligible officers, directors and directors emeritus of the Company. The trust established for the RRP holds shares of the Company for the benefit of participants in this plan. These shares are held by Orange County Trust Company as trustee ("Trustee") for the RRP.

         As a participant in the RRP, you have the right to direct the Trustee how to vote the shares held by the RRP in your account on the proposals to be voted on by the Company's shareholders at the Annual Meeting of Shareholders of the Company to be held on April 20, 1999 ("Annual Meeting"). In connection therewith, enclosed are the following documents:

         1.       RRP Confidential Voting Instruction Form; and
         2.       Proxy Statement for the Annual Meeting, dated March 19, 1999.

         RRP participants may direct how the Trustee should vote the unvested shares of his or her RRP account as of the close of business on March 3, 1999. The Trustee will vote unvested shares of the Company's common stock allocated to your RRP account in accordance with the instructions given on the enclosed RRP Confidential Voting Instruction Form. The number of unvested shares contained in your RRP account are shown on the enclosed RRP Confidential Voting Instruction Form.

         The Trustee's fiduciary duties require it not to vote any unvested shares allocated to a participant's RRP account for which it receives no voting instructions. To the extent that shares have not been allocated to any participant's RRP account , such shares shall be voted by the Trustee in such manner as the Committee of the RRP shall direct to reflect the voting instructions given by participants for those unvested shares contained in participants' RRP accounts.

                                    * * * * *

         Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed RRP Confidential Voting Instruction Form. RETURN IT DIRECTLY TO THE TRUSTEE USING THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. The Confidential Voting Instruction Forms must be received by the Trustee no later than [April 10, 1999.] Your vote will not be revealed to the Company or The Warwick Savings Bank.

         IF YOU HAVE ANY QUESTIONS REGARDING YOUR VOTING RIGHTS OR THE TERMS OF THE RRP, PLEASE CALL MS. NANCY SOBOTOR-LITTELL AT (914) 986-2206, EXTENSION 247.

                                          Very truly yours,

                                          THE COMMITTEE OF WARWICK COMMUNITY
                                          BANCORP, INC. FOR THE RECOGNITION AND
                                          RETENTION PLAN OF WARWICK COMMUNITY
                                          BANCORP, INC.

Enclosures

                                                     FOR OFFICE USE ONLY

                                             Name:

                                             No. of Shares:


                        WARWICK COMMUNITY BANCORP, INC.

CONFIDENTIAL VOTING INSTRUCTION FOR THE RECOGNITION AND RETENTION PLAN OF WARWICK COMMUNITY BANCORP, INC.

I acknowledge that Orange County Trust Company is the trustee (the "Trustee") and holder of record of shares of Warwick Community Bancorp, Inc. (the "Company") common stock under the Recognition and Retention Plan of Warwick Community Bancorp, Inc. (the "RRP"). I understand that the above-stated number of unvested shares are contained in my account under the RRP as of March 3, 1999 and will be voted as indicated below all as described in the accompanying letter from the Committee dated March 19, 1999. Any unvested shares of a participant's account held in the RRP for which no instructions are received will not be voted. To the extent that the RRP contains shares not allocated to an account, the Trustee will vote those shares as the Committee directs to reflect the voting directions given by participants with respect to allocated shares. Further, I understand that my voting instructions are solicited by the Committee for the RRP for the Annual Meeting of Shareholders to be held on April 20, 1999 and any adjournment or postponement thereof. I understand that the proposals to be voted on are more particularly described in the Company's Proxy Statement, dated March 19, 1999, a copy of which I have received.

I hereby direct the Trustee to
vote my shares as follows:       |X| Please mark your votes like this in blue or
                                     black ink

-----------------------------------------------------------------------------------------------------------------------------------
1.       Election of Directors for a three-year term.                  FOR all Nominees (except                    WITHHOLD
                                                                       as otherwise indicated)                     for all Nominees
         NOMINEES:                                                             |_|                                       |_|

                  Ronald J. Gentile
                  Emil R. Krahulik
                  Thomas F. Lawrence, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided below.)


----------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
2.       Ratification of appointment of Arthur Andersen LLP                         FOR                AGAINST          ABSTAIN
         as independent auditors for the Company for the fiscal                     |_|                  |_|               |_|
         year ending December 31, 1999.

-----------------------------------------------------------------------------------------------------------------------------------

3.       Approval of the amendments to the Stock Option Plan                        FOR                AGAINST          ABSTAIN
         of Warwick Community Bancorp, Inc.                                         |_|                  |_|               |_|

-----------------------------------------------------------------------------------------------------------------------------------

4.       Approval of the amendments to the Recognition and                          FOR                AGAINST          ABSTAIN
         Retention Plan of Warwick Community Bancorp, Inc.                          |_|                  |_|               |_|

-----------------------------------------------------------------------------------------------------------------------------------
         IN ITS DISCRETION, THE TRUSTEE IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
         ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. AS OF THE DATE OF THE PROXY STATEMENT FOR THE ANNUAL
         MEETING, THE BOARD OF DIRECTORS OF THE COMPANY IS NOT AWARE OF ANY SUCH OTHER BUSINESS.
-----------------------------------------------------------------------------------------------------------------------------------


                      THE BOARD OF DIRECTORS OF THE COMPANY
                  RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM
                    1 AND THE PROPOSALS IN ITEMS 2, 3 AND 4.

The Trustee of the RRP, Orange County Trust Company, is hereby authorized to vote my shares as indicated above, I understand that if I sign this form without indicating specific instructions, or if I fail to return this form, my shares will not be voted. I understand that my voting instructions will be confidential.

--------------------------                   -----------------------------------
Date                                         Signature

PLEASE COMPLETE, SIGN, DATE AND SUBMIT THIS FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. YOUR CONFIDENTIAL VOTING INSTRUCTION MUST BE RECEIVED BY THE TRUSTEE NO LATER THAN [APRIL 10, 1999.]

                 [Letterhead of Warwick Community Bancorp, Inc.]


                                           March 19, 1999


TO:      ALL EMPLOYEE STOCK OWNERSHIP PLAN AND
         401(K) SAVINGS PLAN PARTICIPANTS

RE:      ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 1999
         -----------------------------------------------------------

Dear Participants:

         As you know, The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan") includes an investment alternative to invest in a fund consisting of shares of common stock of The Warwick Savings Bank's parent company, Warwick Community Bancorp, Inc. ("Company") using funds from the 401(k) Plan account ("401(k) Stock Fund") of eligible employees, and the Company maintains the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") for eligible employees of the Company. The 401(k) Stock Fund and ESOP each hold shares of the Company for the benefit of participants in those plans. These shares are held by Marine Midland Bank as trustee ("Trustee") for each of the ESOP and the 401(k) Plan.

         As a participant in the ESOP and/or the 401(k) Plan, you have the right to direct the Trustee how to vote the shares held in your account under the ESOP and/or shares held in your account under the 401(k) Stock Fund on the proposals to be voted on by the Company's shareholders at the Annual Meeting of Shareholders of the Company to be held on April 20, 1999 ("Annual Meeting"). In this regard, enclosed are the following:

         1.       ESOP Confidential Voting Instruction Form;
         2.       401(k) Plan Confidential Voting Instruction Form; and
         3.       Proxy Statement for the Annual Meeting, dated March 19, 1999.

ESOP PARTICIPANTS.

         ESOP participants may direct how the Trustee, as Trustee for the ESOP, should vote the shares allocated to his or her ESOP account as of the close of business on March 3, 1999. The Trustee will vote shares of the Company's common stock allocated to your account in accordance with the instructions given on the enclosed ESOP Confidential Voting Instruction Form. The number of shares allocated to your ESOP account are shown on the enclosed ESOP Confidential Voting Instruction Form.

         The Trustee's fiduciary duties require it to vote any shares for which it receives no voting instructions, as well as any shares not yet allocated to ESOP participants, in a manner determined to be prudent and solely in the interest of the participants and beneficiaries. If you do not direct the Trustee how to vote the shares in your ESOP account, the Trustee will, to the extent consistent with its fiduciary duties, vote your shares in a manner calculated to most accurately reflect the instructions received from other participants in the ESOP. The same is true of shares not yet allocated to anyone's ESOP account.

         If you do not have any shares of the Company's common stock allocated to your account in the ESOP as of the close of business on March 3, 1999, there will be no ESOP Confidential Voting Instruction Form enclosed with this letter.

401(K) PLAN PARTICIPANTS.
-------------------------

         401(k) Plan participants may direct how the Trustee, as Trustee for the 401(k) Plan, should vote the shares allocated to that participant's 401(k) stock account. In general, the Trustee will vote shares of the Company's common stock held in the 401(k) Plan in accordance with the instructions given on the enclosed 401(k) Plan Confidential Voting Instruction Form. The instructions given by each 401(k) Plan participant will be weighted according to value of his or her respective interest in the 401(k) stock account as of the close of business on March 3, 1999. If you do not direct the Trustee how to vote the shares in your 401(k) stock account, the Trustee will, to the extent consistent with its fiduciary duties, vote your shares in a manner calculated to most accurately reflect the instructions received from other participants in the 401(k) Plan.

         If you do not have any shares of the Company's common stock allocated to your 401(k) Stock Fund as of March 3, 1999, there will be no 401(k) Plan Confidential Voting Instruction Form enclosed with this letter.

                                    * * * * *

         Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed ESOP Confidential Voting Instruction Form and 401(k) Confidential Voting Instruction Form, as applicable. RETURN IT DIRECTLY TO THE TRUSTEE USING THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. The Confidential Voting Instruction Forms must be received by the Trustee no later than [April 10, 1999]. Your vote will not be revealed to the Company or The Warwick Savings Bank.

         IF YOU HAVE ANY QUESTIONS REGARDING YOUR VOTING RIGHTS OR THE TERMS OF THE ESOP OR 401(K) PLAN, PLEASE CALL MS. NANCY SOBOTOR-LITTELL AT (914) 986-2206, EXTENSION 247.

                                          Very truly yours,

                                          THE COMMITTEE OF WARWICK COMMUNITY
                                          BANCORP, INC. FOR THE WARWICK SAVINGS
                                          BANK 401(K) SAVINGS PLAN AND THE
                                          WARWICK COMMUNITY BANCORP, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN.

Enclosures

                                                     FOR OFFICE USE ONLY

                                             Name:

                                             No. of Shares:


                        WARWICK COMMUNITY BANCORP, INC.

    CONFIDENTIAL VOTING INSTRUCTION FOR THE WARWICK SAVINGS BANK 401(k) PLAN


I acknowledge that Marine Midland Bank is the trustee (the "Trustee") and holder of record of shares of Warwick Community Bancorp, Inc. (the "Company") common stock under The Warwick Savings Bank 401(k) Plan (the "401(k) Plan"). I understand that the above-stated number of shares are allocated to my account under the 401(k) Plan as of March 3, 1999 and will be voted as indicated below, all as described in the accompanying letter from the Committee dated March 19, 1999. Any allocated shares held in the 401(k) Plan for which no instructions are received will be voted proportionately to the participants' voting instructions. Further, I understand that my voting instructions are solicited by the Committee for the 401(k) Plan for the Annual Meeting of Shareholders to be held on April 20, 1999 and any adjournment or postponement thereof. I understand that the proposals to be voted on are more particularly described in the Company's Proxy Statement, dated March 19, 1999, a copy of which I have received.

I hereby direct the Trustee to
vote my shares as follows:       |X| Please mark your votes like this in blue or
                                     black ink

-----------------------------------------------------------------------------------------------------------------------------------
1.       Election of Directors for a three-year term.                  FOR all Nominees (except                    WITHHOLD
                                                                       as otherwise indicated)                     for all Nominees
         NOMINEES:                                                             |_|                                       |_|

                  Ronald J. Gentile
                  Emil R. Krahulik
                  Thomas F. Lawrence, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided below.)


----------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
2.       Ratification of appointment of Arthur Andersen LLP                         FOR                AGAINST          ABSTAIN
         as independent auditors for the Company for the fiscal                     |_|                  |_|               |_|
         year ending December 31, 1999.

-----------------------------------------------------------------------------------------------------------------------------------

3.       Approval of the amendments to the Stock Option Plan                        FOR                AGAINST          ABSTAIN
         of Warwick Community Bancorp, Inc.                                         |_|                  |_|               |_|

-----------------------------------------------------------------------------------------------------------------------------------

4.       Approval of the amendments to the Recognition and                          FOR                AGAINST          ABSTAIN
         Retention Plan of Warwick Community Bancorp, Inc.                          |_|                  |_|               |_|

-----------------------------------------------------------------------------------------------------------------------------------
         IN ITS DISCRETION, THE TRUSTEE IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
         ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. AS OF THE DATE OF THE PROXY STATEMENT FOR THE ANNUAL
         MEETING, THE BOARD OF DIRECTORS OF THE COMPANY IS NOT AWARE OF ANY SUCH OTHER BUSINESS.
-----------------------------------------------------------------------------------------------------------------------------------


                      THE BOARD OF DIRECTORS OF THE COMPANY
                  RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM
                    1 AND THE PROPOSALS IN ITEMS 2, 3 AND 4.

The Trustee of the 401(k) Plan, Marine Midland Bank, is hereby authorized to vote my shares as indicated above, I understand that if I sign this form without indicating specific instructions, or if I fail to return this form, my shares will be voted in proportion to the voting instructions of the other participants, subject to the Trustee's determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. I understand that my voting instructions will be confidential.

--------------------------                   -----------------------------------
Date                                         Signature

PLEASE COMPLETE, SIGN, DATE AND SUBMIT THIS FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. YOUR CONFIDENTIAL VOTING INSTRUCTION MUST BE RECEIVED BY THE TRUSTEE NO LATER THAN [APRIL 10, 1999.]